Exhibit 10.7
Execution Copy

TERM SHEET
This term sheet (the “Agreement”) dated as of November 6, 2018 sets forth the terms of agreement among ANR, Inc. (“ANR”), Alpha Natural Resources Holdings, Inc. (“Holdings”), Contura Energy, Inc. (“Contura”) and the West Virginia Department of Environmental Protection (“WVDEP”) (hereinafter, collectively, the “Parties”) to fully and finally resolve the issues relating to ANR’s issuance of a dividend in connection with its impending merger with Contura. The terms and conditions described herein are part of a comprehensive agreement, each element of which is consideration for the other elements and is an integral aspect of such agreement. The Parties agree that the Agreement reflected herein shall be effective immediately.

Consents
Subject to the terms and conditions hereof and pursuant to Sections 7(a) and (c) of the Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia dated as of July 12, 2016 (as heretofore amended, the “Amended Settlement Agreement”), WVDEP: (1) consents to the issuance by ANR and Holdings of a cash dividend of $2.725 per share for each share of Class C-1 Common Stock and Class C-2 Common stock of ANR and Common Stock of Holdings (the “Dividend”) on or about November 7, 2018; provided, however, that the aggregate amount of the cash dividends shall not exceed $60.2 million, and (2) acknowledges that it has determined that the successor entities that will exist after the merger of ANR and Holdings with Contura in accordance with the amended merger agreement dated September 27, 2018 (the “Merger”) have the ability to complete the obligations set forth in Section 7(a) of the Amended Settlement Agreement.

Amendment
Upon consummation of the Merger, WVDEP, ANR, and Holdings shall enter into a third amendment to the Amended Settlement Agreement, which amendment shall delete Section 7(c) of the Amended Settlement Agreement. Except as so amended, the Amended Settlement Agreement shall remain in full force and effect and the amendment of Section 7(c) shall have no effect on any other provision of the Amended Settlement Agreement, the Amended Reclamation Funding Agreement, the Amendment, or any other existing agreement or document between the parties hereto, including, without limitation, the other limitations on certain transactions set forth in Section 7 of the Amended Settlement Agreement.

Extension of Existing Collateral
(1)  The first lien mortgage and deed of trust in the office and associated real estate in Julian, WV, previously granted by ANR to WVDEP to secure ANR’s obligations under the Amended Settlement Agreement through December 31, 2018 shall be extended and continue to secure ANR’s obligations under the Amended Settlement Agreement until ANR and Contura complete the payments required of them under the Reclamation Funding Agreement dated as of July 12, 2016 by and

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among ANR, Contura, WVDEP, and the regulatory agencies of each of the States of Illinois, Tennessee (as administered by the Office of Surface Mining and Reclamation Enforcement), Kentucky and Virginia (as heretofore amended, the “Amended Reclamation Funding Agreement”).
(2)  Contura shall continue to hold subject to the applicable Deposit Account Control Agreement(s) referenced in the Amendment of Agreements dated as of October 23, 2017 by and between Contura and WVDEP (the “Amendment”) the remaining balance of the Account Collateral (as defined in the Amendment) until ANR and Contura complete the payments required of them under the Amended Reclamation Funding Agreement.

Performance Bond
Concurrent with ANR’s issuance of the Dividend, Contura shall either post cash collateral in the amount of $9 million with WVDEP or cause to be issued a letter of credit permitted under applicable West Virginia law to WVDEP in the amount of $9 million for the benefit of WVDEP, in either case in form and substance acceptable to WVDEP (the “Letter of Credit”), to secure the payment obligations of Contura and ANR under the Amended Reclamation Funding Agreement and the Amended Settlement Agreement (as amended by this Agreement) until the Performance Bond is issued in accordance with the next paragraph.

Within forty-five (45) days of the issuance of the Dividend, Contura shall cause to be issued a performance bond permitted under applicable West Virginia law to WVDEP in the amount of $35 million for the benefit of WVDEP, in either case in form and substance acceptable to WVDEP (the “Performance Bond”), to secure the payment obligations of Contura and ANR under the Amended Reclamation Funding Agreement and the Amended Settlement Agreement (as amended by this Agreement). The amount of the Performance Bond shall decrease on a dollar to dollar basis after the payment obligations of Contura and/or ANR fall below $35 million.

If the Performance Bond is not issued within twenty-five (25) days of the issuance of the Dividend, Contura will post additional cash collateral in the amount of $26 million with WVDEP or cause to be issued an additional Letter of Credit in the amount of $26 million to be held until the Performance Bond is issued.
The Letter(s) of Credit or cash collateral provided above shall be returned to Contura within five (5) business days after receipt of the Performance Bond by WVDEP.

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Unless earlier called upon or forfeited, the Performance Bond shall be returned to Contura upon the completion of the payments required of ANR and Contura under the Amended Reclamation Funding Agreement.
The remaining payments required under the Amended Reclamation Funding Agreement are:
ANR
July 26, 2019 - $17,500,000
July 26, 2020 - $17,500,000
July 26, 2021 - $17,500,000
July 26, 2022 - $10,000,000
Contura
July 26, 2019 - $10,000,000
July 26, 2020 - $12,000,000

Rights to Call the Performance Bond	WVDEP may draw down on the Performance Bond in the event ANR or Contura does not complete the payments required of ANR and Contura under the Amended Reclamation Funding Agreement.
Minimum Liquidity
Contura agrees that, prior to making any dividend payment to its shareholders, the company will provide evidence satisfactory to WVDEP that, inclusive of the effect of paying the dividend, Contura will have remaining total liquidity, including cash, cash equivalents and asset backed loan availability, that is greater than or equal to the total amount of the remaining payment obligations of both Contura and ANR under the Amended Reclamation Funding Agreement. In the event Contura issues a dividend payment in violation of this requirement, WVDEP may draw on the Performance Bond in an amount equal to the difference between the amount owed to WVDEP by ANR and Contura at the time of the dividend payment and the amount of liquidity immediately after the payment of the dividend.

Payment of Attorneys’ Fees
ANR and Contura agree to pay the reasonable attorneys’ fees and costs incurred by WVDEP in connection with the Dividend and the Merger and the negotiation and documentation of the resolution thereof, this Agreement, and the transactions contemplated hereby, up to a maximum amount of $50,000.00.

ANR, INC.

By:	/s/ Andrew B. McCallister
Name: Andrew B. McCallister
Its: SVP, Secretary & General Counsel

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ALPHA NATURAL RESOURCES HOLDINGS, INC.

By:	/s/ Andrew B. McCallister
Name: Andrew B. McCallister
Its: SVP, Secretary & General Counsel

CONTURA ENERGY, INC.

By:	/s/ Mark M. Manno
Name: Mark M. Manno
Its: EVP, Chief Administrative and Legal Officer and Secretary

WEST VIRGINIA DEPARTMENT OF ENVIRONMENTAL PROTECTION

By:	/s/ Jason E. Wandling
Name: Jason E. Wandling
Its: General Counsel

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